AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of November 12th, 2007 (the “Effective Date”), by and between FRAZE ENTERPRISES, INC., an Ohio corporation (“Seller”) and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”), with reference to the following facts:

A.	Seller owns certain real property located in Montgomery County, Ohio and more specifically described in Exhibit A attached hereto (the “Land”), commonly known as Park Place office complex and such other assets, as the same are herein described.

B.	Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Land and the associated assets.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1. Purchase and Sale.

1.1.	The purchase and sale includes, and at “Close of Escrow” (as defined in Section 6.2) Seller shall sell, transfer, grant and assign to Buyer and Buyer shall purchase and assume from Seller, Seller’s entire right and interest in and to all of the following (hereinafter sometimes collectively, the “Property”):

1.1.1.	The Land;

1.1.2.	All of Seller’s rights, privileges and easements appurtenant to the Land, including, without limitation, all of Seller’s right, title and interest, if any, in minerals, oil, gas and other hydrocarbon substances on the Land, as well as all development rights, air rights, water rights and water stock owned by Seller relating to the Land, and any easements, rights of way or other appurtenances of Seller used in connection with the beneficial use and enjoyment of the Land (collectively, the “Appurtenances”);

1.1.3.	All of Seller’s right, title and interest in all improvements and fixtures located on the Land, including, without limitation, all buildings and structures owned by Seller presently located on the Land, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Land, such as heating, air conditioning, and lighting systems and other facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, or other services on the Land, subject to the rights of the Tenants under the Leases, hereafter defined, (all of which are collectively referred to as the “Improvements,” and together with the Land, the Appurtenances and the Improvements are collectively referred to herein as the “Real Property”);

1.1.4.	Seller’s interest in all leases, licenses and other occupancy agreements together with all associated amendments, modifications, extensions or supplements thereto for the persons and entities identified on Exhibit B attached hereto and any other lease, license or occupancy agreement entered into in accordance with the terms of this Agreement prior to the Close of Escrow (collectively, the “Leases”) with all persons or entities occupying the Real Property or any part thereof pursuant to the Leases (“Tenants”), together with all security deposits held in connection with the Leases, including, guarantees, letters of credit and other similar credit enhancements providing additional security for the Leases, as set forth on Exhibit C attached hereto;

1.1.5.	All tangible and intangible personal property owned by Seller that is located on or used in connection with the Real Property, including, without limitation, all equipment, furniture, tools and supplies, website maintained by the Seller and related intangibles, including, Seller’s interest in the name “Park Place” (collectively, the “Personal Property”), but specifically excluding any items of personal property owned by Tenants;

1.1.6.	All of Seller’s rights and interest in contracts, agreements, warranties and guaranties relating to the operation, use or maintenance of the Real Property set forth on Exhibit D attached hereto, which Buyer elects to assume (collectively, the agreements Buyer elects to assume shall be known as the “Contracts”); and

1.1.7.	To the extent transferable, all building permits, certificates of occupancy and other certificates, permits, licenses and approvals relating to the Property (collectively, the “Permits”).

2. Purchase Price.

The total Purchase Price of the Property shall be SIXTEEN MILLION FOUR HUNDRED FIFTY THOUSAND and No/100 Dollars ($16,450,000.00) (“Purchase Price”), and payable as follows:

2.1. Deposit/Further Payments.

2.1.1.	Within two (2) business days following the Effective Date , Buyer shall deposit into Escrow (hereinafter defined) with the Escrow Holder the amount of Three Hundred Twenty Thousand and No/100 Dollars ($320,000.00) (the “Deposit”), in the form of a wire transfer payable to Chicago Title Insurance Company, with the office located at One Dayton Centre, One South Main Street, Ste. 133, Dayton, Ohio 45402 Attn: Traci Walker (“Escrow Holder”). Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account and shall be deemed to be part of the Deposit.

2.1.2.	Unless this Agreement is earlier terminated or a party is in default, on or before the Close of Escrow, Buyer and Seller shall, by joint instruction, direct the Escrow Holder to deliver the Deposit to the Title Company, hereafter identified, to be held in Escrow.

2.1.3.	On or before Close of Escrow, Buyer shall deposit with the Title Company, to be held in Escrow the balance of the Purchase Price, in immediately available funds by wire transfer made payable to Escrow Holder.

2.2. Allocation of Purchase Price.

The Purchase Price shall be allocated in a mutually agreeable manner in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the temporary and/or permanent regulations promulgated thereunder. Prior to the expiration of the “Due Diligence Period” (as defined in Section 5.1), hereafter defined, Seller and Buyer shall agree on the allocation of the Purchase Price. Once the allocation of the Purchase Price is agreed upon, Seller and Buyer shall prepare their respective federal, state and local income tax returns (including Form 8594) employing the agreed allocation of the Purchase Price. Each of Seller and Buyer hereby covenants and agrees that it will not take a position before any governmental agency charged with the collection of any income, revenue or franchise tax or in any judicial proceeding that is in any way inconsistent with the agreed allocation. The terms of this Section 2.2 shall survive the Close of Escrow.

3. Title to Property.

3.1. Title Insurance.

Seller will, at Seller’s sole expense, cause Fidelity Title Company, with the office located at 11300 Dove Street, Suite 310, Newport Beach, CA 92660 Attn: Natalie Priestley (the “Title Company”) to issue a Commitment to issue an Extended Coverage ALTA Owner’s Policy of Title Insurance (the “Title Policy”) for and on behalf of Buyer in the total amount of the Purchase Price and obtainable at standard rates insuring good, marketable and insurable title in and to the Real Property. The Title Policy shall provide full coverage against mechanics’ and materialmens liens and shall contain such endorsements as Buyer may reasonably require (the “Endorsements”). Buyer shall be responsible for the cost of the Title Policy, including any Endorsements. In any event, Seller covenants to cause to be released and reconveyed from the Property or insured over, and to remove as exceptions to the Title Policy on or prior to the Close of Escrow the following (the “Pre-Disapproved Exceptions”): all labor, materialmens and mechanics liens arising from work performed by or for Seller, mortgages, deeds of trust, and other monetary encumbrances, assessments and/or indebtedness, except for the current installment of non-delinquent real property taxes and assessments payable as part of the real property tax bill. The Title Policy shall be free and clear of exceptions except as follows:

3.1.1.	Real property taxes and assessments, which are a lien not yet due;

3.1.2.	The Leases

3.1.3.	The “Permitted Exceptions” (as defined in Section 3.2) included in such policy and approved by Buyer as herein described.

3.2. Procedure for Approval of Title.

Seller shall, no later than November 15, 2007, provide to Buyer a title insurance commitment and/or preliminary title report for the Real Property (the “Commitment”) and an ALTA survey of the Real Property (the “Survey”) each dated no earlier than thirty (30) days prior to the Effective Date, together with legible copies of all items identified as exceptions therein (the “Title Documents”). Buyer shall have twenty (20) days following the later of (a) the Effective Date; and (b) the receipt of the later of the Title Documents and the Survey to review and approve, in writing, the condition of the title to the Real Property (“Title Review Period”). If the Title Documents or the Survey reflect or disclose any defect, exception or other matter affecting the Real Property (“Title Defects”) that is unacceptable to Buyer, then Buyer shall provide Seller with written notice of Buyer’s objections no later than the conclusion of the Title Review Period; provided, however, if Buyer shall fail to notify Seller in writing within the Title Review Period either that the condition of title is acceptable or of any specific objections to the state of title to the Real Property, then Buyer shall be deemed to have accepted all exceptions to title or other conditions or matters which are shown on the Survey or described in the Title Documents, other than any Pre-Disapproved Exceptions. If Buyer timely delivers notice to Seller of Title Defects, Seller may, at its sole option, elect, by written notice given to Buyer within five (5) business days following the conclusion of the Title Review Period (“Seller’s Notice Period”), to cure or remove the objections made or deemed to have been made by Buyer; provided, however, Seller shall in all events have the obligation to (i) remove from the Title Policy (by release, discharge or by causing the Title Company to insure over) the Pre-Disapproved Exceptions, and (ii) remove any from the Title Policy Title Defect that attaches to the Real Property subsequent to the conclusion of the Title Review Period. The failure of Seller to deliver written notice electing to cure any or all such objected to exceptions during the Seller’s Notice Period shall be deemed an election by Seller not to cure such exceptions. Should Seller elect to attempt to cure or remove any Title Defect for which Buyer shall have given Seller notice prior to the end of the Title Review Period, Seller shall have fifteen (15) days from the conclusion of the Title Review Period (“Cure Period”) in which to accomplish the cure. Seller shall be deemed to have accomplished the “cure” of a Title Defect if Seller either (a) causes the removal, discharge or release of the Title Defect prior to the end of the Cure Period, or (b) affirmatively commits in writing to cause such removal, discharge or release on or before the Close of Escrow. In the event Seller elects (or is deemed to have elected) not to cure or remove any objection, or in any event Seller fails to cure or remove any objection which Seller agrees or is required to cure within the Cure Period, then Buyer shall be entitled, as Buyer’s sole and exclusive remedies, either to (i) terminate this Agreement and obtain a refund of the Deposit or (ii) waive any objections that Seller has not elected to cure and close this transaction as otherwise contemplated herein. The failure of Buyer to provide written notice to Seller within ten (10) days following the expiration of the Seller’s Notice Period waiving any objections Seller has not elected to cure shall be deemed an election by Buyer to terminate this Agreement. Any exceptions to title accepted by Buyer pursuant to the terms of this Section shall be deemed “Permitted Exceptions.” If at anytime prior to the Close of Escrow, Buyer receives an update or supplement to the Commitment or Survey and such update or supplement discloses one or more Title Defects that are not Permitted Exceptions (in each case, a “New Title Defect”) and any New Title Defect is unacceptable to Buyer, Buyer may, within three (3) business days after receiving such update or supplement to the Commitment or Survey, as the case may be, deliver to the Seller another written notice of Buyer’s objections with respect to any New Title Defect only and the process described in this Section shall apply thereto. If Buyer fails to given notice to Seller of a New Title Defect within such three-day period, Buyer shall be deemed to have accepted such New Title Defect(s) and such New Title Defect(s) shall be deemed Permitted Exceptions.

4. Due Diligence Items.

4.1.	Seller shall, on or before three (3) days after the Effective Date (the “Delivery Date”), deliver to Buyer each of the following items to the extent in Seller’s possession (collectively, the “Due Diligence Items”):

4.1.1.	Intentionally omitted;

4.1.2.	Copies of all Leases presently in effect with respect to the Real Property, together with any amendments or modifications thereof;

4.1.3.	A “Rent Roll” with respect to the Real Property for the calendar month immediately preceding the Effective Date, showing with respect to each Tenant of the Real Property: (1) the name of the Tenant, (2) the number of rentable square feet in Tenant’s premises as set forth in Tenant’s Lease, (3) the current monthly base rental payable by such Tenant, (4) the term of the Lease, (5) any available options to extend the term of the Lease for the Tenant under the Lease; and (6) the amount of any security deposit;

4.1.4.	Intentionally omitted;

4.1.5.	An aging report showing, with respect to each Tenant of the Real Property, the date through which such Tenant has paid rent;

4.1.6.	A list of all contracts, including service contracts, warranties, management, maintenance, leasing commission or other agreements affecting the Real Property, if any, together with copies of the same;

4.1.7.	Intentionally omitted;

4.1.8.	True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

4.1.9.	Operating statements for the Real Property for the two prior calendar years and the current year to date, or if shorter, for any periods during which Seller was owner of the Real Property;

4.1.10.	Intentionally omitted;

4.1.11.	An inventory of all personal property owned by Seller which is used in the maintenance of the Real Property or stored for future use with the Real Property. Such inventory need not specify each item of personal property or the number of items, but may generally describe Seller’s stock of tools, supplies and replacement parts. Further, the parties acknowledge that certain items of personal property are consumable and used in the operation of the Real Property. Seller shall not be obligated to deliver at the Close of Escrow the personal property described in the inventory or any minimum levels of items such as supplies and parts used in the operation of the Real Property;

4.1.12.	Intentionally omitted;

4.1.13.	Copies of utility bills for the Real Property for the two prior calendar years and the current year to date or if shorter, for any periods during which the Seller was the owner of the Property;

4.1.14. 4.1.15. 4.1.16. 4.1.17.	Intentionally omitted; Intentionally omitted; Intentionally omitted; Intentionally omitted;

4.1.18.	CAM (Operating Expense) reconciliation for two prior calendar years with supporting documentation;

4.1.19.	Certificates of occupancy; and

4.1.20.	Tenant sales report for restaurant 580 Lincoln Park for 2004, 2005 and 2006.

5. Inspections.

5.1. Procedure; Indemnity.

Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering and physical studies of the Real Property at any time from and after Effective Date until noon EST on November 19, 2007 (the “Due Diligence Period”); provided, however, if the Due Diligence Items are not delivered on or before the Delivery Date, Buyer shall give Seller written notice within ten (10) business days after the Delivery Date identifying the Due Diligence Items that have not been delivered to Buyer, in which event the Due Diligence Period shall be extended for a period equal to the associated delay in delivery of such materials beyond the Delivery Date. If Buyer shall fail to timely give such notice to Seller, the Due Diligence Period shall not be extended by reason of Seller’s failure to deliver Due Diligence Items on or before the Delivery Date. Upon prior reasonable notice to Seller, Buyer and its duly authorized agents or representatives shall be permitted to enter upon the Real Property at all reasonable times during the Due Diligence Period in order to conduct tenant interviews, engineering studies, soil tests and any other inspections and/or tests that Buyer may deem necessary or advisable (collectively, the “Inspections”). The foregoing right shall be subject to the rights of the Tenants and neither Buyer or Buyer’s agents or representatives shall unreasonably interfere with or disturb the occupancy or operations of the Tenants. Buyer agrees to promptly (a) restore the Property to its condition prior to any entry onto, or disturbance of, the Property, (b) discharge any liens that may be imposed against the Real Property as a result of Buyer’s Inspections and (c) to defend, indemnify and hold Seller, the Tenants and their respective employees, agents and invitees harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages (collectively, “Claims”) incurred as a result of any Inspections performed by or for Buyer, any access or entry onto the Property by Buyer or its agents or representatives or the negligence or willful misconduct of Buyer or its agents or representatives. Buyer’s obligations to set forth in items (a-c) above shall survive the termination of this Agreement or Close of Escrow, as applicable.

Buyer agrees that in the event that this Agreement shall terminate for any reason, other than for Seller’s default, Buyer shall provide Seller with a copy of all inspections, tests and studies of the Property undertaken by or for Buyer, without charge to Seller.

5.2. Approval.

5.2.1.	Buyer shall have until the conclusion of the Due Diligence Period (as the same may be extended in accordance with the terms of Section 5.1 above) to approve or disapprove of the Inspections and the Due Diligence Items enumerated in Section 4. If Buyer shall fail to deliver a written notice to Seller and Escrow Holder within the Due Diligence Period approving the condition of the Real Property this Agreement shall thereupon be automatically terminated, Buyer shall not be entitled to purchase the Real Property, Seller shall not be obligated to sell the Real Property to Buyer and the parties shall be relieved of any further obligation to each other with respect to the Real Property. Upon termination pursuant to this Section 5.2.1, Escrow Holder shall, return all documents and funds, including the Deposit, to the parties who deposited same and no further duties shall be required of Escrow Holder.

5.2.2.	Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with Buyer’s inspection of the Real Property within one (1) business day following the termination of this Agreement

5.2.3.	On or before the expiration of the Due Diligence Period, the Buyer may deliver written notice to the Seller (the “Contracts Notice”) specifying any Contracts with respect to which the Buyer requires Seller terminate on or prior to the Close of Escrow (the “Terminated Contracts”) whereupon the Terminated Contracts shall not be assigned to, or assumed by, the Buyer. To the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, the Seller shall be solely responsible for the payment of any such cancellation fees or penalties. If the Buyer fails to deliver the Contracts Notice on or before the expiration of the Due Diligence Period, there shall be no Terminated Contracts and the Buyer shall assume all Contracts set forth on Exhibit D at the Close of Escrow. Notwithstanding anything to the contrary set forth in this section, prior to the Closing Date (a) the Seller shall terminate any and all management contracts pertaining to the Property, and (b) Buyer shall assume the natural gas supply contract identified on Exhibit “C”; provided, however, Seller agrees not to enter into any amendment or modification of such contract after the Effective Date without Buyer’s prior consent.

5.3 Tenant Interviews.

5.3.1 If this Agreement is not earlier terminated and Buyer gives notice to Seller accepting and approving the Inspections, the Due Diligence Items and the condition of the Real Property pursuant to Section 5.2.1 and Buyer has contemporaneously given a similar notice to the Related Seller under the Related Contract, as those terms are defined in Section 27, then Buyer shall have from the date Buyer gives Seller the notice prescribed in Section 5.2.1 until (and including) November 27, 2007 (“Tenant Interview Period”) to conduct interviews of Tenants. Unless Seller shall otherwise agree, Buyer shall give Seller notice of the Tenants Buyer desires to interview, Seller shall make good faith efforts to arrange such interviews (via telephone or face to face meeting), and Seller or a representative of Seller shall be entitled to participate in any interview.

5.3.2 If as a result of the interviews of Tenants, Buyer determines that it is not satisfied with the Property, Buyer shall have the option to terminate this Agreement, provided that Buyer shall be obligated to give Seller notice of termination prior to 5:00 p.m. EST on the last day of the Tenant Interview Period. If Buyer timely exercises the right to terminate this Agreement pursuant to this Section 5.3.1, then Escrow Holder shall return all documents and funds, including the Deposit, to the parties who deposited same and no further duties shall be required of Escrow Holder. If Buyer fails to timely give notice terminating this Agreement pursuant to this Section 5.3.2, then Buyer shall be deemed to have accepted and approved the Tenants’ interviews and the condition of the Property and the right to terminate this Agreement pursuant to this Section 5.3.2 shall lapse, without notice.

5.3.	5.4.	Deposit.

If this Agreement is not earlier terminated, the Deposit shall be nonrefundable as of the expiration of the Due Diligence Period, except in the event this Agreement is thereafter terminated pursuant to Section 3.2, Section 9, Section 10 or Section 11, or in the event of Seller’s default as provided in Section 13.1. In the event that this Agreement is terminated by Buyer in accordance with its terms, the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either party hereto.

5.5. Condition of Property.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. BUYER HEREBY WAIVES ANY RIGHT TO MAKE ANY CLAIM BASED ON ANY OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO MAKE ANY CLAIM AGAINST SELLER BASED ON THE VIOLATION OF ANY ENVIRONMENTAL LAWS. NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF OF BUYER ACKNOWLEDGES THAT, EXCEPT AS CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE, NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY BUYER SUBJECT TO THE FOREGOING. THE PROVISIONS OF THIS SUBSECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

6. Escrow.

6.1. Opening.

Purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder and Title Company within two (2) business days after the execution of this Agreement by Seller and Buyer. This Agreement shall be considered as the Escrow instructions between the parties, with such further consistent instructions as Escrow Holder and Title Company shall require in order to clarify their respective duties and responsibilities. If Escrow Holder and/or Title Company shall require further Escrow instructions, Escrow Holder and/or Title Company may prepare such instructions on its usual form. Such further instructions shall, so long as acceptable to Buyer and Seller shall be signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control.

6.2. Close of Escrow.

6.2.1.	For purposes of this Agreement, the “Close of Escrow” shall be defined as the date the Deed is recorded in the Official Records of the Montgomery County, Ohio Recorder’s Office. The Close of Escrow shall occur on the date that is thirty (30) days after the expiration of the Due Diligence Period (as such period may be extended pursuant to Section 5.1 hereof); or on such other date mutually approved in writing by Seller and Buyer (the “Closing Date”); provided, however, that Buyer shall have the right to set the Closing Date at any date prior to the thirty (30) days after the expiration of the Due Diligence Period without Seller’s consent with five (5) days’ prior notice to Seller, provided that (a) Buyer has waived in writing all conditions precedent to Close of Escrow and (b) Seller can complete its payoff/release of outstanding mortgage indebtedness, including any defeasance, by such Closing Date, without incurring additional expense, other than customary fees and expenses.

6.2.2.	Intentionally omitted.

6.3. Buyer Required to Deliver.

On or before one (1) business day prior to the Close of Escrow, Buyer shall deliver (or caused to be delivered) to Escrow the following:

6.3.1.	In accordance with Section 2, the Deposit;

6.3.2.	On or before one (1) business day prior to the Close of Escrow, by 3:00 p.m. (Eastern Time) of the Closing Date, the balance of the Purchase Price; provided, however that Buyer shall not be required to deposit the balance of the Purchase Price into Escrow until Buyer has been notified by Title Company that (i) Seller has delivered to Escrow each of the documents and instruments to be delivered by Seller in connection with Buyer’s purchase of the Property, (ii) Title Company has committed to issue and deliver the Title Policy to Buyer, and (iii) the only impediment to Close of Escrow is delivery of such amount by or on behalf of Buyer;

6.3.3.	On or before Close of Escrow, such other documents as the Title Company may require from Buyer in order to issue the Title Policy;

6.3.4.	Two (2) originals of an Assignment and Assumption Agreement in the form attached hereto as Exhibit E (the “Assignment Agreement”), duly executed by Buyer assigning all of Seller’s right, title and interest in and to the Leases, Personal Property, Contracts, which Buyer elects to assume or is required to assume pursuant to Section 5.2.3, and Permits from and after the Close of Escrow to Buyer; and

6.3.5.	Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Buyer’s liability or result in a material expense to Buyer.

6.4. Seller Required to Deliver.

6.4.1.	No later than one (1) business day prior to the Close of Escrow (unless an earlier date is specified), Seller shall deliver to Escrow Holder the following:

(a)	One (1) original Limited Warranty Deed in the form attached hereto as Exhibit F (the “Deed”), duly executed and acknowledged by Seller and in proper form for recording, conveying fee title to the Real Property to Buyer;

(b)	Two (2) original Assignment Agreements, duly executed by Seller, assigning all of Seller’s right, title and interest in and to the Leases, Personal Property, Contracts, which Buyer elects to assume or is required to assume pursuant to Section 5.2.3, and Permits to Buyer from and after the Close of Escrow;

(c)	One (1) original certification as to Seller’s non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder, and any revenue procedures or other officially published announcements of the Internal Revenue Service or the U.S. Department of the Treasury in connection therewith (the “FIRPTA”);

(d)	The Survey which shall be certified pursuant to the requirements of Buyer;

(e)	One (1) original letter, in a form acceptable to Buyer, duly executed by Seller, advising the Tenants under the Leases of the change in ownership of the Real Property;

(f)	No later than ten (10) days prior to Close of Escrow, Tenant’s estoppel certificates as required by and provided for in Section 9.1.6 and “SNDA,” as defined in, required by and provided for in Section 9.1.6;

(g)	Such other documents and instruments, executed and properly acknowledged by Seller, if applicable, as Title Company may reasonably require from Seller in order to issue the Title Policy;

(h)	Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Seller’s liability or result in a material expense to Seller;

(i)	A current Rent Roll certified by the Seller as being true and accurate in all material respects as of the Closing Date; and

(j)	Intentionally omitted.

6.4.2.	Within one (1) business day of the Close of Escrow, Seller shall deliver to Buyer at the Seller’s property manager’s office located at 580 Lincoln Park, Ste. 255, Kettering, Ohio 45429 the following:

(a)	All keys to all buildings and other improvements located on the Real Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

(b)	A letter from Seller addressed to each Tenant informing such Tenant of the change in ownership;

(c)	The original Leases, Contracts and Permits; and

(d)	All records and files relating to the management or operation of the Real Property, including, without limitation, all Contracts assumed by Buyer, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by Tenants of the Real Property.

Seller’s property manager, Wenzler Realty, Inc. shall have fourteen (14) days after the Close of Escrow to vacate the property manager’s office. No rent shall be charge for such occupancy.

6.5.	Buyer’s Costs.

Buyer shall pay the following:
6.5.1. 6.5.2. 6.5.3.	One-half (1/2) of Escrow Holder’s fee, costs and expenses; The cost of the Title Policy and all Endorsements; Buyer’s attorneys’ fees; and

6.5.4.	All other costs customarily borne by buyers of real property in Montgomery County, Ohio not otherwise expressly allocated to Seller hereunder.

6.6.	Seller’s Costs.

Seller shall pay the following:
6.6.1. 6.6.2. 6.6.3.	One-half (1/2) of Escrow Holder’s fees, costs and expenses; The cost of recording the Deed and any transfer tax; Seller’s attorney fees;

6.6.4.	Recording fees for any document(s) required by the Title Company in order to release Title Defects or New Title Defects;

6.6.5.	The cost of the Survey and any updates thereto;

6.6.6.	All costs associated with removing any debt encumbering the Real Property; and

6.6.7.	All other costs customarily borne by sellers of real property in Montgomery County, not otherwise expressly allocated to Buyer hereunder.

6.6.8.	All costs or fees associated with the Defeasance, including, without limitation fees and costs payable to the defeasance manager, rating agency fees (if any), escrow fees, fees and legal expenses of the special servicer, accounting fees, fees payable to the custodian/intermediary, and all other similar fees associated with removing any debt encumbering the Property.

6.7. Prorations.

6.7.1.	Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Close of Escrow with the Buyer being deemed the owner of the Property as of the Close of Escrow:

(a) Taxes and Assessments. At Close of Escrow, Escrow Holder shall prorate real estate taxes and assessments (“Taxes”) which are a lien but not yet due and payable based on the most recent tax duplicate in accordance with the Montgomery County, Ohio “short” proration method (except that if there is or has been any reduction or abatement of taxes by virtue of the nature of the use of the Property or by virtue of any exception or reduction in favor of Seller, which reduction or abatement will no longer apply to the Property if Buyer acquires same or changes the use of the Property, then the proration shall be based on the full amount of such taxes without reduction or abatement and Seller shall also be charged with any “recaptured” taxes.) The Taxes to be prorated at Closing between Seller and Buyer shall be only those Taxes which, as of the Closing Date are allocated to vacant leaseable (rentable) space in the Real Property (without limitation, space occupied by the on-site property manager shall be considered vacant space) (“Seller’s Share”). When the actual amount of such Taxes becomes known, Escrow Holder shall adjust the actual tax proration. Pending such adjustment to the tax proration, Escrow Holder shall retain in escrow an amount equal to Seller’s Share of the current effective tax rate times the difference between thirty-five percent (35%) of the Purchase Price and the assessed taxable value of the Property, as shown on the last available County Treasurer’s tax duplicate. The balance of any funds held in escrow on account of the tax proration made pursuant to this Section, after the payment of the tax installment for which the Taxes were escrowed, shall be returned to Seller. Upon the Close of Escrow and subject to the adjustment provided above, Buyer shall be responsible for real estate taxes and assessments on the Property payable from and after the Close of Escrow. In no event shall Seller be charged with or be responsible for any increase in the taxes or assessments on the Property resulting from the sale of the Property or from any improvements made or leases entered into after the Close of Escrow.

With respect to all periods for which Seller has paid Taxes, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and, in its sole discretion, to settle the same. Seller shall have sole authority to control the progress of, and to make all decisions with respect to, such proceedings but shall provide Buyer with copies of all communications with the taxing authorities. All net tax refunds and credits attributable to any period prior to the Close of Escrow which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller; provided, however, that any such refunds and credits that are the property of Tenants under Leases shall be promptly remitted by Seller directly to such Tenants or to Buyer for the credit of such Tenants. All net tax refunds and credits attributable to any period subsequent to the Close of Escrow shall belong to and be the property of Buyer. Buyer agrees to cooperate with Seller in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Close of Escrow, as may be necessary to carry out the intention of this subsection, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of such refund by Seller. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume in writing the obligations set forth herein.

(b) Rents. Buyer will receive a credit at Close of Escrow for all rents collected by Seller prior to the Close of Escrow and allocable to the period from and after the Close of Escrow based upon the actual number of days in the month. No credit shall be given the Seller for accrued and unpaid rent, deferred rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Leases. Without limitation, Seller shall retain the right to collect and receive the Deferred Rent, as identified in Exhibit K. Buyer shall cooperate with Seller after Close of Escrow to collect any rent under the Leases which has accrued as of the Close of Escrow; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after Close of Escrow shall first be applied to the month in which the Close of Escrow occurs, then to any rent then due and owing to Buyer and finally to any rent due to Seller for the period prior to Close of Escrow or otherwise due to Seller; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenants after Close of Escrow through its own collection efforts, Seller may first apply such payments to rent due the Seller for the period prior to Close of Escrow.

(c) CAM Expenses. To the extent that Tenants are reimbursing the landlord for common area maintenance, taxes, insurance, utilities and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Close of Escrow and again subsequent to Close of Escrow, as of the date of Close of Escrow on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year in which Close of Escrow occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to Close of Escrow the Seller shall submit to Buyer an itemization of its actual CAM Charges operating expenses incurred through such date and the amount of CAM Charges received by the Seller as of such date, together with an estimate of CAM Charges to be incurred to, but not including, the Close of Escrow. In the event that the Seller has received CAM Charges payments in excess of its actual CAM Charges operating expenses incurred and to be incurred to the Close of Escrow, the Buyer shall be entitled to receive a credit against the Purchase Price for the excess. In the event that the Seller has received CAM Charges payments less than its actual CAM Charges operating expenses incurred and to be incurred to the Close of Escrow, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year or provide for the payment of Tenant’s share of CAM charges after the end of the CAM Lease Year, the Seller shall be entitled to receive any deficit or Seller’s share of any amount due from the Tenants but only after the Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charge true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof.

To assist the Buyer in preparing “true up” reconciliation at the end of the CAM Lease Year, Seller shall deliver to the Buyer within one (1) business day following the Close of Escrow records of all of the Seller’s CAM Charge expenditures.

Buyer covenants with Seller to perform with due diligence and good faith all obligations of the landlord under the Leases with respect to preparing year end statements of CAM Charges and “true up” reconciliations or statements of additional rent due for each of the Tenants, delivering such statements to the Tenants in a timely manner and taking all action permitted under the Lease and at law to collect any amounts due from the Tenants. Annual statements shall be prepared and notices sent to Tenants within ninety (90) days after the end of the CAM Lease Year. Buyer shall provide Seller with a copy of all such statements prepared by Buyer and notices delivered to Tenants contemporaneously with the preparation or delivery, as applicable. Within twenty (20) days after the end of each month after statements have been prepared and notices sent to Tenants, Buyer shall provide Seller with a statement identifying the Tenants from whom payment of CAM Charges have been received, the amounts collected from said Tenants and Seller’s share of such collections, along with payment of Seller’s share. In the event Buyer shall fail to perform any such obligations and such failure shall continue for more then ten (10) business days after notice from Seller, Buyer grants to Seller the right to invoice and collect unpaid CAM charges owed to Seller from the Tenants directly. For a period of nine (9) months after Close of Escrow, upon Seller’s request, Buyer shall promptly provide Seller with access to Buyer’s books and records to audit Buyer’s calculation of CAM Charges for the CAM Lease Year in which the Close of Escrow occurs and Buyer’s collections from Tenants. If Seller’s audit shall disclose any amount owing to Seller, Buyer shall promptly pay such amount to Seller.

(d) Operating Expenses. All operating expenses (including all charges under the service contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Close of Escrow occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Close of Escrow and the number of days in the Current Billing Period from and after the Close of Escrow, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Close of Escrow, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills. To the extent that Seller has paid operating expenses in advance and the amount of such payment exceeds Seller’s prorata share of said operating expenses, Buyer shall pay Seller the difference between the amount(s) paid by Seller and Seller’s share of the operating expenses. To the extent that operating expenses are paid in arrears and will be assumed by Buyer, Buyer shall be credited with an amount equal to Seller’s prorata share of such operating expenses.

(e) Security Deposits; Prepaid Rents. Except as set forth in Exhibit K, Prepaid rentals and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Leases, if and to the extent that such prepaid rentals, tenant charges and deposits are in Seller’s actual possession or control and have not been otherwise applied by Seller to any obligations of any Tenants under the Leases, shall be credited against the Purchase Price, and upon the Close of Escrow, Buyer shall assume full responsibility for all prepaid rentals, tenant charges, and security deposits to be credited or refunded to the Tenants under the Leases (to the extent the same are required to be credited or refunded by the terms of such Leases or applicable). To the extent that any free rent, abatements or other unexpired concessions under any Leases (collectively, “Abatements”) apply to any period after the Closing, Buyer shall be entitled to a credit against the Purchase Price for the amount of any such Abatements, except as provided in Exhibit K. In the event that any security deposits are in the form of letters of credit or other financial instruments (the “Non-Cash Security Deposits”), Seller will, at Close of Escrow cause Buyer to be named as beneficiary under the Non-Cash Security Deposits. Buyer will not receive a credit against the Purchase Price for such security deposits. In the event that the Buyer cannot be named the beneficiary under the Non-Cash Security Deposits as of the Close of Escrow, an escrow shall be established at Close of Escrow in an amount equal to all Non-Cash Security Deposits under which Buyer is not the beneficiary as of the Close of Escrow.

(f) Leasing Costs. Except as provided in Exhibit K, Seller shall receive a credit at the Close of Escrow for Buyer’s prorata share of all leasing costs, including tenant improvement costs and allowances, and leasing commissions, previously paid by Seller in connection with any Lease or modification to an existing Tenant Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs. The Buyer’s pro-rata share of the foregoing amounts shall be the amount(s) paid by Seller multiplied by a fraction which has as its numerator the number of months left in the base term of the Lease after the Close of Escrow and which has as its denominator the number of months in the base term of the Lease. Except as provided in Exhibit K, Seller shall pay for all tenant improvement allowances and leasing commissions with respect to the premises leased as of the Effective Date by the Tenants pursuant to the Leases in effect as of the Effective Date, to the extent that such improvement allowances and leasing commissions are unpaid as of the Close of Escrow.

(g) Percentage Rent. Any percentage rents due or paid under any of the Leases (“Percentage Rent”) shall be prorated between Buyer and Seller outside of Close of Escrow as of the Close of Escrow on a Lease-by-Lease basis, as follows; (a) Seller shall be entitled to receive the portion of the Percentage Rent under each Lease for the Lease Year in which Close of Escrow occurs, which portion shall be the ratio of the number of days of said Lease Year in which Seller was Landlord under the Lease to the total number of days in the Lease Year, and (b) Buyer shall receive the balance of Percentage Rent paid under each Lease for the Lease Year. As used herein, the term “Lease Year” means the twelve (12) month period as to which annual Percentage Rent is owed under each Lease. Upon receipt by either Buyer or Seller of any gross sales reports (“Gross Sales Reports”) and any full or partial payment of Percentage Rent from any tenant of the Property, the party receiving the same shall provide to the other party a copy of the Gross Sales Report and a check for the other party’s prorata share of the Percentage Rent within five (5) days of the receipt thereof. In the event that the Tenant only remits a partial payment, then the amount to be remitted to the other party shall be its prorata share of the partial payment. Nothing contained herein shall be deemed or construed to require either Buyer to Seller to pay to the other party its prorata share of the Percentage Rent prior to receiving the Percentage Rent from the Tenant, and the acceptance or negotiation of any check for Percentage Rent by either party shall not be deemed a waiver of that party’s right to contest the accuracy or amount of the Percentage Rent paid by the Tenant.

6.7.2.	Calculation; Reproration. Seller shall prepare and deliver to Buyer no later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement and to the extent Seller does not timely deliver the estimated closing statement to Buyer, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such estimated closing statement to Buyer. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Close of Escrow. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Close of Escrow (except with respect to CAM Charges, in which case such adjustment shall be made by March 31st of the calendar year following the Closing Date), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

6.7.3.	Items Not Prorated. Seller and Buyer agree that (a) on the Close of Escrow, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Close of Escrow; and (c) utilities, including telephone, electricity, water and gas, shall be read on or as close as practicable to the Close of Escrow and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Close of Escrow, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Close of Escrow, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 6.7.2 above.

6.7.4.	Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

6.7.5.	Survival. This Section 6.7 shall survive the Close of Escrow. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume in writing the obligations set forth in this Section 6.7.

6.8. Determination of Dates of Performance.

Promptly after delivery to Buyer of the Title Documents, Seller and Buyer shall jointly prepare and execute a schedule which shall state each of the following dates:

6.8.1.	The Effective Date pursuant to Section 2.1.1;

6.8.2.	The date of receipt of the Title Documents by Buyer;

6.8.3.	The date by which title must be approved by Buyer pursuant to Section 3.2;

6.8.4.	The Delivery Date pursuant to Section 4.1;

6.8.5.	The date by which the Inspections and Due Diligence Items must be approved by Buyer pursuant to Section 3.2;

6.8.6.	The date by which the amounts described in Section 2 must be deposited by Buyer; and

6.8.7.	The date of Close of Escrow pursuant to Section 6.2.

If any events which determine any of the aforesaid dates occur on a date other than the date specified or assumed for its occurrence in this Agreement, the parties shall promptly redetermine as appropriate each of the dates of performance in the aforesaid schedule.

7. Seller Representations, Warranties, and Covenants.

7.1. Representations and Warranties.

Seller hereby represents and warrants as of the date hereof and as of the Close of Escrow by appropriate certificate to Buyer as follows:

7.1.1.	Organization and Authorization. Seller is an Ohio corporation duly formed and validly existing under the laws of the State of Ohio. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Seller is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

7.1.2.	No Conflicting Agreements. The execution and delivery by Seller of, and the performance of and compliance by Seller with, the terms and provisions of this Agreement, do not (1) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, Seller’s Articles of Incorporation, By-Laws, or any other agreement or instrument to which Seller is a party or by which all or any part of the Property is bound, (2) violate any restriction, requirement, covenant or condition to which all or any part of the Property is bound, (3) to the knowledge of Seller, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Seller or the Property, (4) constitute a violation of any judgment, decree or order applicable to Seller or specifically applicable to the Property, or (5) require the consent, waiver or approval of any third party.

7.1.3.	Title. Seller is the fee owner of the Real Property. There are no outstanding rights of first refusal to purchase the Property, rights of reverter or options to purchase relating to the Real Property. To Seller’s knowledge, other than unrecorded Leases there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property.

7.1.4.	FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

7.1.5.	Employees. There are no on-site employees of Seller at the Real Property, and following the Close of Escrow, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Real Property.

7.1.6.	Litigation. Except as set forth on Exhibit J, there are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened against Seller and affecting any portion of the Real Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

Subject to any limitation of liability set forth in Exhibit J, Seller hereby agrees to, and hereby does, hold Buyer and its agents, employees, consultants, attorneys, representatives, members, partners, shareholders, successors or assigns (collectively, the “Buyer Indemnified Parties”) harmless, and agrees to indemnify and defend Buyer and each of the other Buyer Indemnified Parties, from and against all claims, demands, actions, suits, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) in any manner arising out of, caused by, or related to any liability arising from claims relating to the actions set forth in Exhibit J.

7.1.7.	Compliance with Laws and Environmental Conditions. Seller has not received any written notice from any governmental or quasi-governmental authority of any violations of any applicable federal, state or local laws, statutes, rules, regulations, ordinances, orders or requirements (collectively, “Laws”) noted or issued by any governmental authority having jurisdiction over or affecting the Property, including, without limitation, Laws relating to “Hazardous Materials” which have not been timely and properly cured or corrected. For purposes of this Agreement, “Hazardous Materials” are substances defined as: “toxic substances,” “toxic materials,” “hazardous waste,” “hazardous substances,” “pollutants,” or “contaminants” as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et. seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801 et. seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601 et. seq.), the Clean Air Act, as amended (42 U.S.C. § 1251 et. seq.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment; asbestos or asbestos-containing materials; lead or lead-containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated biphenyls. To the best of Seller’s actual knowledge no part of the Property has been previously used by Seller, or to the knowledge of Seller, by any other person or entity, for the storage, manufacture or disposal of Hazardous Materials in violation of applicable Laws, except as may be disclosed in the Due Diligence Items. Except as set forth in the Due Diligence Items, to the knowledge of Seller, there are no underground storage tanks of any nature located on any of the Property. Buyer acknowledges that Seller has not made any inquiry or investigation to determine the accuracy or validity of any of the above statements relating to Hazardous Materials and nothing contained herein shall obligate Seller to make such inquiry or investigation.

7.1.8.	Unpaid Claims. There are no unpaid bills, claims, or liens in connection with any construction or repair of the Real Property except for those that will be paid in the ordinary course of business prior to Close of Escrow or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Buyer or assumed by Buyer.

7.1.9.	Defects. To Seller’s knowledge, there exist no material physical or mechanical defects in the buildings or any material settlement or earth movement affecting the Real Property which have not been properly cured or corrected, except as identified on Exhibit L.

7.1.10.	Zoning. To Seller’s knowledge, the zoning of the Real Property permits the current building and use of the Real Property, and to Seller’s actual knowledge there is no pending, or contemplated, rezoning. To Seller’s knowledge, the Real Property complies with all applicable subdivision laws and all local ordinances enacted thereunder and no subdivision or parcel map not already obtained is required to transfer the Real Property to Buyer.

7.1.11.	Leases. Seller has or will pursuant to Section 4 and Section 7.3 deliver to Buyer true, accurate and complete copies of all of the Leases and to the best of Seller’s knowledge there are no leases, subleases, licenses, occupancies or tenancies in effect pertaining to any portion of the Real Property, and no persons, tenants or entities occupy space in the Real Property, except as stated in the Rent Roll. There are no options or rights to renew, extend or terminate the Leases or expand any Lease premises, except as shown in the Leases. No brokerage commission or similar fee is due or unpaid by Seller with respect to any Lease except as identified on Exhibit H, and there are no written or oral agreements that will obligate Buyer, as Seller’s assignee, to pay any such commission or fee under any Lease or extension, expansion or renewal thereof. The foregoing sentence shall not modify Section 6.7.1(f). The Leases and any guaranties thereof are in full force and effect, and to Seller’s knowledge are subject to no defenses, setoffs or counterclaims for the benefit of the Tenants thereunder. To Seller’s knowledge neither Seller nor any Tenant is in default under its Lease, except as disclosed under Exhibit I. For purposes hereof a “default” shall be any failure by Landlord or a Tenant, as the case may be, to perform any obligation under a Lease that continues beyond any applicable notice and cure period. From the date hereof to the Close of Escrow Seller shall promptly notify Buyer if any Tenant is in default under its Lease. Such notice shall identify the name of the Tenant and the nature of the default. Buyer shall not be permitted to terminate this Agreement and shall have no rights or remedies against Seller as a result of a default by a Tenant(s) after the expiration of the Due Diligence Period, except as provided in Section 9. Except as disclosed under Exhibit K, Seller has no current, unsatisfied obligation to any Tenant under the Leases to further improve such Tenant’s premises or to grant or allow any rent or other concessions. No rent or other payments have been collected in advance for more than one (1) month and no rents or other deposits are held by Seller, except as disclosed in Exhibit K and the security deposits described on the Rent Roll and rent for the current month. There are no Abatements including, without limitation, any outstanding construction for the use of Tenants except as set forth in Exhibit K and except for Leases and modifications to Leases entered into after the Effective Date and approved by Buyer. Except as set forth in Exhibit K, each rental concession, Abatement or other benefit granted to Tenants under the Leases will have been fully utilized prior to the Close of Escrow.

Seller hereby agrees to, and hereby does, hold Buyer and the Buyer Indemnified Parties harmless, and agrees to indemnify and defend Buyer and each of the other Buyer Indemnified Parties, from and against all claims, demands, actions, suits, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) in any manner arising out of, caused by, or related to any liability arising from claims relating to the rental concessions, Abatements or other benefits granted to Tenants under the Leases as set forth in Exhibit K for which Seller is obligated thereunder, and liability arising from claims of Seller’s subcontractors, suppliers, or others arising from the work performed pursuant to those items set forth in Exhibits K and L, to the extent the escrow held by the Escrow Holder is insufficient for such purpose.

7.1.12.	Condemnation Proceedings. To Seller’s knowledge, there are no presently pending or contemplated proceedings to condemn the Real Property or any part of it.

7.1.13.	Utilities. To Seller’s knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Real Property are connected to the Real Property.

7.1.14.	Permits. To Seller’s knowledge, Seller has all licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use of the Real Property and ensure adequate vehicular and pedestrian ingress and egress to the Real Property.

7.1.15.	Contracts. Except for the Leases set forth on Exhibit B and the Contracts set forth on Exhibit D, to Seller’s knowledge, Seller is not a party to any agreements, written or oral, relating to the management, leasing, operation, maintenance and/or improvement of the Property or any portion thereof. Seller has not delivered or received any notice alleging any default in the performance or observance of any of the covenants, conditions or obligations to be kept, observed or performed under any of the Contracts. To Seller’s knowledge, Seller has delivered to Buyer a true, correct and complete copy of each of the Contracts (including all amendments thereto).

7.1.16.	Personal Property. Seller has good title to all the Personal Property and the execution and delivery to Buyer of the Assignment and Assumption Agreement shall vest good title to all of the Personal Property in Buyer, free and clear of liens, encumbrances and adverse claims.

7.1.17.	Operating Statements. The operating statements for the Property furnished to Buyer in connection with or pursuant to this Agreement (a) are the only operating statements for the Property for the operating period to which they relate that have been prepared by or for Seller (b) accurately reflect in all material respects the financial condition of the Real Property as of the date thereof and (c) do not fail to state any material liability, contingent or otherwise, or any other facts the omission of which would be materially misleading.

7.1.18.	Rights. Neither Seller nor, to Seller’s knowledge, any previous owner of the Real Property, has, except by operation of law, sold, transferred, conveyed, or entered into any agreement regarding “air rights,” “excess floor area ratio,” or other rights or restrictions relating to the Real Property except as set forth in the Leases, Contracts and except as otherwise expressly set forth in the Title Policy for the Real Property.

7.1.19.	Intentionally omitted.

Whenever warranties and representations are made to Sellers knowledge, such knowledge shall mean the actual knowledge of Michael J. Wenzler of Wenzler Realty, Inc., Seller’s property manager, without further investigation or inquiry, however Buyer acknowledges that neither Michael J. Wenzler, personally, or Wenzler Realty, Inc. is making the representations and warranties contained in this Agreement. There shall be no liability on the part of Michael J. Wenzler, Wenzler Realty, Inc., or its shareholders, directors, officers and employees for any claims hereunder. To the extent that Buyer has or acquires actual knowledge or is deemed to know prior to the Close of Escrow that Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and/or warranties shall be deemed modified to reflect Buyer’s knowledge.

7.2. Indemnity; Survival.

The foregoing representations and warranties of Seller are made by Seller as of the date hereof and again as of Close of Escrow and shall survive the Close of Escrow for one (1) year and shall not be merged as of the date of the Close of Escrow hereunder.

Notwithstanding anything to the contrary contained herein, if the Close of Escrow shall have occurred (and Buyer shall not have waived, relinquished or released any applicable rights in further limitation), (a) the aggregate liability of Seller arising pursuant to or in connection with the breach of (i) representations and/or warranties, or (ii) those indemnifications, covenants or other obligations of Seller under this Agreement that expressly survive the Close of Escrow shall not exceed One Million Dollars ($1,000,000.00) (the “Liability Limitation”) and (b) no claim by Buyer alleging a breach by Seller of (i) any representation or warranty, or (ii) indemnification, covenant or other obligation of Seller contained herein that expressly survives the Close of Escrow may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer against Seller alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith), is for an aggregate amount in excess of Twenty Five Thousand Dollars ($25,000) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that in aggregate is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto.

Subject to the foregoing limitations in amount and duration of liability, to the greatest extent permissible by law, Seller shall reimburse, indemnify, defend and hold harmless Buyer from any and all causes of action, claims, demands, losses, liabilities, costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising as a result of any breach of a representation or warranty made in this Agreement by Seller and/or from any transactions or occurrences relating to the Property prior to the Closing Date, other than as a result of the acts of Buyer and/or any of Buyer’s employees, agents, representatives, contractors or invitees. The terms of Seller’s indemnity set forth above with respect to the representations and warranties made herein shall survive following the Close of Escrow for one (1) year. Any claim, lawsuit or other action by Buyer against Seller alleging a breach of representation or warranty by Seller that is not commenced prior to the expiration of such one-year period shall be forever barred.

7.3. Covenants of Seller. Seller hereby covenants from and after the Effective Date as follows:

7.3.1.	To cause to be in force fire and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Real Property in at least such amounts, and with the same deductibles, as are maintained by Seller on the date hereof.

7.3.2.	To maintain any building constituting an improvement on the Real Property in the same physical condition as it was at the date of Buyer’s inspection, reasonable wear and tear excepted, and to perform all normal maintenance from and after the Effective Date in the same fashion as prior to the Effective Date.

7.3.3.	To not enter into any new lease with respect to the Real Property, without Buyer’s prior written consent. Exercise of a mandatory renewal option shall not be considered a new lease. To the extent specifically disclosed to and approved by Buyer in connection with any request for approval, any brokerage commission and the cost of Tenant improvements or other allowances payable with respect to a new Lease shall be prorated between Buyer and Seller in accordance with their respective periods of ownership as it bears to the primary term of the new Lease. Further, Seller will not modify or cancel any existing Lease covering space in the Real Property without first obtaining the written consent of Buyer. Buyer shall not unreasonably withheld its approval of a termination of a Lease if the reason for such termination is the default of the Tenant. Buyer shall have five (5) business days following receipt of a request for any consent pursuant to this Section in which to approve or disapprove of any new Lease or any modification or cancellation of any existing Lease. Failure to respond in writing within said time period shall be deemed to be disapproval. Seller’s execution of a new lease or modification or cancellation of an existing Lease following Buyer’s reasonable refusal to consent thereto shall constitute a default hereunder. Before the expiration of the Due Diligence Period, Buyer may not unreasonably withhold its consent under this Section 7.3.3; after the expiration of the Due Diligence Period, Buyer shall have sole discretion in all such matters.

7.3.4.	To not sell, assign, or convey any right, title, or interest whatsoever in or to the Real Property, except leasehold interests conveyed in accordance with Section 7.3.3, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Real Property (other than the Permitted Exceptions).

7.3.5.	To not, without Buyer’s written approval, (a) amend or waive any right under any Contract that is or will be assumed by Buyer, or (b) enter into any service, operating or maintenance agreement affecting the Real Property that will survive the Close of Escrow.

7.3.6.	To fully and timely comply in all material respects with all obligations to be performed by it under the Leases and Contracts, and all Permits, licenses, approvals and laws, regulations and orders applicable to the Real Property.

7.3.7.	Intentionally omitted.

7.3.8.	To provide Buyer with copies of (a) any default letters sent to or received from Tenants and, (b) any copies of correspondence received from a Tenant that it is discontinuing operations at the Property or seeking to re-negotiate its lease and (c) notices of bankruptcy filings received with respect to any Tenant.

7.3.9.	To use diligent efforts to obtain subordination, attornment and non-disturbance agreements and estoppel certificates from all tenants, on the form provided by the Buyer.

7.3.10.	To operate the Real Property from and after the date hereof in substantially the same manner as prior thereto.

7.3.11.	Intentionally omitted.

7.3.12.	To terminate the Terminated Contracts on or prior to Close of Escrow.

8. Buyer Representations and Warranties.

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Close of Escrow by appropriate certificate that:

8.1.1.	Organization and Authorization. Buyer is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.1.2.	No Conflicting Agreements. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a party or otherwise bound.

9. Conditions Precedent to Close of Escrow.

9.1. Conditions Precedent.

The obligations of Buyer to purchase the Property pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

9.1.1.	All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Close of Escrow, and Seller shall not have on or prior to the Close of Escrow, failed to meet, comply with or perform in any material respect any covenants or agreements on Seller’s part as required by the terms of this Agreement.

9.1.2.	There shall be no change in the matters reflected in the Title Documents, and there shall not exist any encumbrance or title defect affecting the Real Property not described in the Title Documents except for the Permitted Exceptions or matters to be satisfied at the Close of Escrow.

9.1.3.	On the Closing Date, the Title Insurance Company shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue to Buyer the Title Policy.

9.1.4.	Unless Seller receives notice from Buyer at least thirty (30) days prior to the Close of Escrow, effective as of the Close of Escrow, any management agreement affecting the Real Property shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller.

9.1.5.	No Major Tenant shall be in default under its Lease nor shall any Major Tenant have given notice that it is discontinuing operations at the Real Property nor shall a Major Tenant filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy.

9.1.6.	Seller shall obtain and deliver to Buyer, no later than ten (10) days prior to Close of Escrow, (a) estoppel certificates and subordination, nondisturbance and attornment agreements (“SNDAs”) from all Tenants occupying 5,000 square feet or more (each, a “Major Tenant”), (b) SNDAs and estoppel certificates from other tenants sufficient so that the Seller has delivered estoppel certificates and SNDAs from Tenants representing in the aggregate, at least eighty (80%) of the occupied square footage of the Real Property and (c) estoppel certificates from all parties to or owners of property subject to any reciprocal construction, easement, operating or similar agreement affecting the Property and from the declarant, architectural committee and/or association, as applicable, under any declaration of covenants, conditions or restrictions affecting the Property, in all cases on forms provided by (or otherwise approved by) Buyer dated no earlier than thirty (30) days prior to the Close of Escrow. Final versions of the form estoppel certificates and the SNDAs must be agreed upon by Buyer and Seller prior to the expiration of the Due Diligence Period. The matters certified in the estoppel certificates and any modifications to the SNDA forms shall be subject to Buyer’s reasonable approval. Buyer shall notify Seller within three (3) days before the Close of Escrow of Buyer’s approval or disapproval and the basis of such disapproval, if disapproved. If Buyer reasonably disapproves of any estoppel certificate(s) or SNDA(s), and Seller is unable to deliver, in Buyer’s good faith business judgment, a reasonably acceptable estoppel certificate(s) or SNDA(s) (as the case may be) prior to the Close of Escrow and (a) such disapproved estoppel certificate(s) and/or SNDA(s) is(are) from a Major Tenant(s), or (b) with such disapproved estoppel certificate(s) and/or SNDA(s) Seller has failed to deliver such document(s) from Tenants representing in the aggregate, at least eighty percent (80%) of the occupied square footage of the Real Property, then in either such event, except as hereafter provided, the Buyer shall have the right to terminate this Agreement and to obtain a refund of the Deposit without any further action required by any party, and neither party shall have any further obligation to the other.

9.1.7.	If any Tenant security deposit is in a form other than cash, the instrument constituting the security deposit must be reissued in Buyer’s name as of the Close of Escrow or else a cash escrow equal to the amount of the security deposit will be established at the Close of Escrow until the instrument is reissued in Buyer’s name. Prior to such time of reissue, Buyer shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle the Buyer, as landlord, to draw on the non-cash deposit. The provisions of this section shall survive the Close of Escrow.

9.1.8.	There shall be no material, adverse change in the zoning classification or the zoning ordinances or regulations affecting the Property from that existing as of the conclusion of the Due Diligence Period.

9.1.9.	Except as disclosed in the Due Diligence Items, on the Closing Date, no action or proceeding shall have been instituted or be threatened before any court or governmental authority (A) that relates to the Property and materially, adversely affects the Property after the Close of Escrow, provided that the foregoing shall not apply to any governmental action regarding the imposition of taxes and assessments, or (B) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein, unless Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by Seller’s insurance.

9.1.10.	As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

9.2. Effect of Failure.

If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Section 9, Seller may, within five (5) days after receipt of Buyer’s notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (a) Seller so satisfies such condition and (b) no such right to cure shall extend the Close of Escrow, except that if Buyer’s notice is given to Seller within the period that is less than five (5) business days from the Closing Date, Seller shall be given five (5) business days to satisfy the condition and the Close of Escrow shall be extended accordingly. If Seller fails to agree to cure or fails to cure such condition by the Close of Escrow, as such date may be extended as above provided, this Agreement shall be automatically terminated, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement. Failure by Seller to deliver the requisite SNDA’s and/or estoppel certificates shall allow Buyer to terminate this Agreement but shall not be considered a breach or default by Seller.

10. Damage or Destruction Prior to Close of Escrow.

In the event that the Real Property should be damaged and/or destroyed by fire or any other casualty prior to Close of Escrow, then Seller shall promptly provide Buyer with written notice of such casualty. If the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties (the “Cost of Repairs”), is (a) less than One Hundred Thousand Dollars ($100,000), the Close of Escrow shall proceed as scheduled and any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer; or (b) greater than One Hundred Thousand Dollars ($100,000), then Buyer may in its discretion either (i) elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer without any further action required from either party, Buyer and Seller shall each be liable for one-half of any escrow fees or charges and neither party shall have any further obligation to the other or (ii) proceed to Close of Escrow in which event any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer. In the event that the casualty is uninsured, the Buyer may terminate this Agreement unless Seller agrees to give to Buyer a credit against the Purchase Price equal to the Cost of Repairs, in which event the parties shall proceed to Close Escrow. The foregoing notwithstanding, in the event any casualty results in the cancellation of, or rental abatement under, any Lease, Buyer shall have the option to terminate this Agreement without regard to the cost of repairs. Any notice required to terminate this Agreement pursuant to this Section shall be delivered no later than thirty (30) days following Buyer’s receipt of Seller’s notice of such casualty.

11. Eminent Domain.

If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Real Property which, as reasonably determined by Buyer, would render the Real Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving written notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall automatically terminate, the Deposit shall be returned to Buyer without any further action required from either party, Buyer and Seller shall each be liable for one-half of any escrow fees or charges and neither party shall have any continuing obligations hereunder. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a material part of the Real Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Close of Escrow, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. Seller shall give written notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Real Property. The foregoing notwithstanding, in the event the taking results in the cancellation of, or rent abatement under, any Lease, Buyer shall have the option to terminate this Agreement.

12. Notices.

All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by United States Mail, as a registered or certified item, return receipt requested, (c) by facsimile transmission (with confirmation by a nationally recognized overnight delivery service), or (d) by a nationally recognized overnight delivery service. Notices transmitted to the then designated facsimile number of the party intended shall be deemed received upon electronic verification of receipt by the sending machine, notices sent by a nationally recognized overnight delivery service shall be deemed received on the next business day and notices delivered by certified or registered mail shall be deemed delivered three (3) days following posting. Notices shall be given to the following addresses or such other address as a party may hereafter designate in writing:

Seller:	Fraze Enterprises, Inc.

580 Lincoln Park Blvd., Ste. 255
Kettering, Ohio 45429
Attn: Michael J. Wenzler
(937) 298-4550
(937) 298-2550
With Required Copy to:	David Layman, Esq.

580 Lincoln Park Blvd., Ste. 133
Kettering, Ohio 45429
(937)296-0365
(937) 296-0368 Fax
Buyer:	Triple Net Properties, L.L.C.

1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705
Attn: Danny Prosky, Vice President – Acquisitions and
Mathieu Streiff, Esq.
(714) 667-8252
(714) 667-6816 Fax
With Required Copy to:	Cox, Castle & Nicholson LLP

2049 Century Park East, Suite 2800

Los Angeles, CA 90067

Attn: David P. Lari, Esq.

(310) 284-2240

(310) 277-7889 Fax

13. Remedies.

13.1. Defaults by Seller. If prior to the Close of Escrow Seller defaults in performing any covenants or agreements to be performed by Seller under this Agreement or if Seller breaches in any material respect any representations or warranties made by Seller in this Agreement, following notice to Seller and seven (7) days thereafter during which period Seller may cure the default and the sale of the Property does not occur as a result thereof, Buyer may, in its sole and absolute discretion, (a) terminate this Agreement, in which event the Deposit shall be returned to Buyer and Buyer may recover all due diligence costs, title, escrow, legal and inspection fees and any other expenses incurred by Buyer in connection with the performance of its due diligence review of the Property, including, without limitation, environmental and engineering consultants’ fees and the fees incurred in connection with the preparation and negotiation of this Agreement, but shall exclude any consequential or indirect damages except in the case of fraud or willful misconduct or (b) Buyer may seek specific performance of Seller’s obligations under this Agreement. The foregoing remedies under items (a) and (b) above are Buyer’s sole remedies in the event of Seller’s default. The foregoing notwithstanding, no right to cure shall extend the Close of Escrow.

13.2. Defaults by Buyer. IF PRIOR TO THE CLOSE OF ESCROW BUYER DEFAULTS IN PERFORMING ANY COVENANTS OR AGREEMENT TO BE PERFORMED BY BUYER UNDER THIS AGREEMENT OR IF BUYER BREACHES IN ANY MATERIAL RESPECT ANY REPRESENTATION OR WARRANTIES MADE BY BUYER IN THIS AGREEMENT FOLLOWING NOTICE TO BUYER AND SEVEN (7) DAYS THEREAFTER DURING WHICH PERIOD BUYER MAY CURE THE DEFAULT AND THE SALE OF THE PROPERTY DOES NOT OCCUR AS A RESULT THEREOF, SELLER MAY DECLARE THIS AGREEMENT TERMINATED, IN WHICH CASE, THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BECAUSE OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT AMOUNT OF THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED SOLELY BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. The foregoing notwithstanding, no right to cure shall extend the Close of Escrow.

13.3. Post Closing Obligations. The parties acknowledge that pursuant to Section 6.7 and other provisions of the Agreement the parties have certain express post-closing rights and obligations. Notwithstanding the limitation of remedies set forth in Sections 13.1 and 13.2, in the event that either party shall default in its post-closing obligations and such default shall remain uncured for twenty (20) days after notice is given by the non-defaulting party, then the non-defaulting party shall have all rights and remedies available at law and in equity arising from such default. This Section 13.3 shall survive the Close of Escrow.

INITIALS: Seller      Buyer

14. Assignment.

Buyer may not assign this Agreement except (a) to a Permitted Assignee (as defined below), or (b) to a Registered Company (as defined below), provided that Buyer and the Permitted Assignee or Registered Company, as applicable, execute an assignment and assumption agreement pursuant to which the Permitted Assignee or Registered Company, as applicable, expressly assumes all of Buyer’s obligations under this Agreement. A “Permitted Assignee” shall mean any entity directly or indirectly owned or controlled by Buyer or under common control with Buyer or Buyer’s principals. A “Registered Company” shall mean a publicly registered company promoted by Buyer. No assignment shall release the obligations of the Buyer named herein for any obligation under this Agreement prior to the date of assignment, including but not limited to any such obligation which survives the Close of Escrow. Additionally, Buyer shall have the right, without assigning this Agreement, to cause Seller to grant title to the Real Property to up to thirty-five (35) tenants-in-common (the “Nominees”) in lieu of granting title to the Real Property to Buyer, provided that (i) Buyer notifies Seller, in writing, at least five (5) business days prior to the Closing Date that Buyer wishes to cause Seller to grant title to the Real Property to the Nominees, along with the names of the Nominees and any other information reasonably required by Seller to prepare and complete the Deed and any other closing documents to reflect the vesting of title to the Real Property in the Nominees, (ii) there is no additional cost, liability or expense incurred by Seller in connection therewith, (iii) the Closing Date is not delayed in connection therewith, and (iv) Buyer agrees to and hereby does indemnify and hold Seller harmless from and against any and all liability, damage, and cost, including reasonably attorneys’ fees, incurred by Seller by virtue of Seller’s granting of title to the Real Property to the Nominees and (v) Buyer shall remain liable under this Agreement. Seller acknowledges that it has been advised that if the Buyer assigns this Agreement to a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following: (i) access to bank statements for the Audited Year and stub period; (ii) rent roll as of the end of the Audited Year and stub period; (iii) operating statements for the Audited Year and stub period; (iv) access to the general ledger for the Audited Year and stub period; (v) cash receipts schedule for each month in the Audited Year and stub period; (vi) access to invoices for expenses and capital improvements in the Audited Year and stub period; (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and stub period; (viii) check register for the three (3) months following the Audited Year and stub period; (ix) the Leases and five (5) year lease schedules, to the extent applicable and available; (x) copies of all insurance documentation for the Audited Year and stub period; (xi) copies of accounts receivable aging as of the end of the Audited Year and stub period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and stub period; and (xii) a signed audit letter in the form attached hereto as Exhibit G. The provisions of the foregoing two (2) sentences shall survive the Close of Escrow for a period of six (6) months.

15. Interpretation and Applicable Law; Venue and Jurisdiction.

This Agreement shall be construed and interpreted in accordance with the laws of the State where the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto. The parties agree that the venue for any litigation between the parties arising from this Agreement shall be filed only in the federal and state courts serving Montgomery County, Ohio. The parties hereby consent to the venue and submit to the personal jurisdiction of said courts. Each party waives its right to trial by jury.

16. Amendment.

This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

17. Attorneys’ Fees.

In the event it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit.

18. Entire Agreement; Survival.

This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. Only those obligations of the parties hereunder and all other provisions of this Agreement which by their express terms survive the Close of Escrow shall survive the Close of Escrow or earlier termination of this Agreement.

19. Counterparts.

This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

20. Time is of the Essence; Calculation of Time Periods.

Time is of the essence in this Agreement as to each provision in which time is an element of performance. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, except that if such last day falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the States of Ohio, then such period shall run until the end of the next day that is neither a Saturday, Sunday, or legal holiday under Federal law or the laws of the States of Ohio. The last day of any period of time described herein shall be deemed to end at 11:59 p.m. Los Angeles, California time.

21. Real Estate Commission.

Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby. Such commission shall be payable upon the Close of Escrow from the proceeds of the Purchase Price deposited by Buyer. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Section.

22. Joint and Several Responsibility and Liability. Intentionally omitted.

23. Severability.

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

24. Further Assurances.

Each party will, whenever and as often as it shall be requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all such further conveyances, assignments, approvals, consents and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement.

25. Exclusivity.

Until the Close of Escrow or the date that this Agreement is terminated, Seller shall not enter into any contract, or enter into or continue any negotiations, to sell the Property to any person or entity other than Buyer.

26. Escrow.

The duties of the Escrow Holder and Title Company are purely ministerial in nature. Escrow Agent and Title Company shall be under no responsibility in respect to the Deposit and other funds delivered other than to faithfully follow the instructions contained herein, the joint instructions of the parties or the instructions of a court of competent jurisdiction. Escrow Holder and Title Company shall have right at anytime, and whether or not a lawsuit has been commenced by any party, to interplead the Deposit with a court of competent jurisdiction. Escrow Holder or Title Company, as the case may be, shall provide all parties with notice of such action. Except as otherwise provided in this Agreement, upon such action, Escrow Holder or Title Company, as the case may be, shall be released and relieved of all obligations arising under this Agreement related to the Deposit. Escrow Holder and Title Company shall not be liable for any error in judgment or for any act done or step taken or omitted by it in good faith or for any mistake in fact or law or for anything which it may do or refrain from doing in connection herewith; Escrow Holder shall not be liable for any loss in impairment of the Deposit in the interest bearing account. Notwithstanding the foregoing, neither the Escrow Holder or the Title Company shall be liable except for willful misconduct in the performance of its duties and obligations as set forth herein.

27. Closing Condition.

27.1 Related Contract Closing. The obligation of Seller and Buyer to consummate the transactions contemplated herein shall be conditioned upon Buyer consummating the purchase of the property described in that certain “Agreement for Purchase and Sale of Real Property and Escrow Instructions” by and between Buyer, as buyer, and Washington Park I, LLC and Tamme Investments, LLC ( collectively “Related Seller”), as seller (the “Related Contract”).

The Close of Escrow and the close of escrow for the transaction set forth in the Related Contract shall occur simultaneously, except as provided in Section 27.2. Seller shall not be obligated to sell the Property to Buyer and Buyer shall not be obligated to purchase the Property from Seller if the transaction under the Related Contract is not consummated, except as provide in Section 27.2. Unless Close of Escrow occurs prior to the termination of the Related Contract, if the Related Contract shall be terminated, other than as a result of the default of Buyer or the default of the Related Seller, then this Agreement shall likewise terminate and, except as provided in Section 27.2 the Deposit shall be returned to Buyer and the parties shall be relieved of their respective obligations under this Agreement, other than those obligations which by their express terms survive termination. Unless Close of Escrow occurs prior to the termination of the Related Contract, if the Related Contract shall terminate as a result of the default of the Related Seller, such default shall be deemed a default by Seller under this Agreement and Buyer shall have all rights and remedies available under this Agreement, except that Buyer shall only be permitted to seek specific performance under this Agreement if Buyer also seeks specific performance under the Related Contract and Buyer shall be entitled to obtain specific performance only if Buyer also obtains specific performance under the Related Contract. Unless Close of Escrow occurs prior to the termination of the Related Contract, the Related Contract shall terminate as a result of Buyer’s default thereunder, such default shall be deemed a default by Buyer hereunder and Seller shall have all rights and remedies available under this Agreement.

27.2 Non-Simultaneous Closing. Subject to the following terms and conditions and notwithstanding the terms of Section 27.1, Buyer shall be permitted to effect the Close of Escrow of the Property prior to the closing under the Related Contract. Buyer may elect to effect an earlier Close of Escrow hereunder by giving Seller not less than ten (10) days prior notice of Buyer’s intent to Close. Such notice shall set forth the date and time for Close of Escrow. Buyer’s right to effect a “non-simultaneous” Close of Escrow is conditioned upon Buyer (or its assignee if Buyer assigns the Related Contract prior to the Close of Escrow) (a) having accepted and approved in writing under the Related Contract the Due Diligence Items, Tenants Interviews, the Title Documents and Survey, and condition of the Property (as such terms are defined in the Related Contract, (b) waiving in writing all closing conditions set forth in the Related Contract, except those conditions identified in Sections 9.1.2, 9.1.3, 9.1.6 and 9.1.10 of the Related Contract, and (c) on or prior to Close of Escrow under this Agreement Buyer under the Related Contract shall deliver to the Escrow Holder an additional amount of $580,000.00 which amount will be held as part of the Deposit under the Related Contract. If all of the foregoing conditions are satisfied, then Buyer may cause Close of Escrow to occur prior to the closing of the purchase under the Related Contract. If any one or more of such conditions are not satisfied, then Buyer shall not have the right to cause a non-simultaneous closing. Notwithstanding the foregoing to the contrary, if the Related Seller is prepared to close on the sale under the Related Contract on the date set forth in Buyer’s notice under this Section, including the satisfaction of the closing conditions, then Buyer shall not have the right to effect a non-simultaneous closing under this Section.

28. Exchange.

Each party agrees to cooperate with the other party should such party elect to purchase or sell the Property, as the case may be, as part of a like-kind exchange under Section 1031 of the Code. Any contemplated exchange shall not impose upon the cooperating party any additional liability of financial obligation nor shall any exchange delay the Close of Escrow. This Agreement is not subject to or continent upon a party’s ability to acquire or dispose of exchange property or effectuate an exchange.

29. Public Notice.

Seller and Purchaser agree that neither party shall make any public announcement of the sale or purchase of the Property until Close of Escrow occurs. Seller and Purchaser shall agree to coordinate the public announcement of the sale of the Property after Close of Escrow.

30. Exhibits. The following exhibits are attached hereto and incorporated herein by this reference:

Exhibit A.	Legal Description of the Land

Exhibit B.	Leases

Exhibit C.	Security Deposits

Exhibit D.	Contracts

Exhibit E.	Assignment and Assumption Agreement

Exhibit F.	Deed

Exhibit G.	Audit Letter

Exhibit H.	Leasing Commissions

Exhibit I.	Tenant Defaults

Exhibit J.	Litigation

Exhibit K.	Deferred Rent; Abatements; Rent Concessions; Advance Rent

Exhibit L.	Defects

THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR AGREEMENT FOR PURCHASE
AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

SELLER:

FRAZE ENTERPRISES, INC.
an Ohio corporation
By:	/s/ Michael J. Wenzler
	Name:	Michael J. Wenzler

	Title:	Treasurer

BUYER:
TRIPLE NET PROPERTIES, LLC,
a Virginia limited liability company
By: /s/ Jeff Hanson
Name: Jeff Hanson
Title: Chief Investment Officer

ESCROW HOLDER:

The undersigned Escrow Holder accepts the foregoing Agreement for Purchase and Sale of Real Property and Escrow Instructions and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms.

CHICAGO TITLE INSURANCE COMPANY
By:	/s/ Traci H. Walker
	Name: Title:	Traci H. Walker Escrow Officer